Exhibit 99.1

News Release

For Immediate Release

For more information, contact:
PECO II	Delta Group
Sandra A. Frankhouse	Jesse Chou
Chief Financial Officer and Treasurer	Director of Public Relations
Tel: 419-468-7600	Tel:886-2-87972088 #5520
jesse.chou@delta.com.tw

PECO II and Delta Group Sign Strategic Agreement

GALION, Ohio –October 13, 2005 – PECO II, Inc. (Nasdaq:PIII) and Delta Group, leading providers of power equipment and services to the telecommunications market, announced today that they have signed a definitive agreement pursuant to which PECO II will acquire exclusive rights to certain business and inventory for Delta’s U.S. and Canadian service provider business in exchange for an equity position in PECO II that will enable Delta to become PECO II’s largest shareowner. At closing, Delta will receive approximately 4.7 million shares of PECO II common stock and a warrant to purchase up to approximately 12.9 million shares of PECO II common stock at a $2.00 strike price that is valid for 30 months. As a result, Delta may acquire up to 45% of the common stock of PECO II.

Delta will utilize its product development capability, quality and cost-effective manufacturing to supply PECO II with key hardware components. The companies will also work jointly in developing next-generation power products and systems for the wireless and wireline telecommunications needs of their customers. It is anticipated that the transaction will be accretive to PECO II’s earnings in 2006 in the amount of $0.05 per share.

John Heindel, president and chief executive officer of PECO II, said, “PECO II will immediately expand its customer base and will align itself with a world-class global power supplier that has proven quality technology, global scale and cost-effective solutions. Combining PECO II’s customer service, system design and system integration capabilities with Delta’s product development and manufacturing capabilities will enable us to more effectively meet the needs of our customers’ power requirements.”

“Delta and PECO II are committed to being a leader in the global telecom power business,” said Albert Chang, general manager of Delta’s Power System Business Group II. “The synergy of our alliance will result in enhanced products, services and sales, and a much more competitive enterprise.”

The transaction is subject to various normal closing conditions, including approval by PECO II’s shareholders. The transaction is expected to close by December 31, 2005.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

About Delta Group

Delta Group is the world’s largest provider of switching power supplies and a major source for power management solutions, components, visual displays, industrial automation, and networking products. Established in 1971, Delta Group has sales offices worldwide and manufacturing plants in Taiwan, Thailand, China, Mexico and Europe. As a global leader in power electronics, Delta is committed to the environment and has implemented green, lead-free production and recycling and waste management programs for many years. Delta’s mission continues to be: “To provide innovative energy-saving products for a better quality of life.” Additional information about Delta Group can be found at www.deltaww.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Forward-looking statements in this press release include statements about the Company’s review of various strategic alternatives.

Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the failure to successfully consummate any strategic alternatives or, if consummated, the failure of such alternatives to achieve PECO II’s objectives; a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

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